Exhibit 99.1

Arcus Biosciences Announces First Quarter 2018 Financial Results and Recent Corporate Updates

– Completed dosing in the Phase 1 trial for AB928 in healthy volunteers

– Regulatory submissions underway to initiate combination trials for AB928 in patients

Hayward, CA. – (BUSINESS WIRE) – May 9, 2018 - Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage biopharmaceutical company focused on creating innovative cancer immunotherapies, today announced financial results and recent corporate updates for the first quarter ended March 31, 2018.

“The first quarter of 2018 was another exciting period for the Company, as our immuno-oncology pipeline continues to advance,” said Terry Rosen, Ph.D., Chief Executive Officer at Arcus. “We have submitted regulatory filings to initiate our first combination trials of AB928, our internally discovered dual adenosine receptor antagonist, with other anti-cancer agents, including our anti-PD-1 antibody, AB122, and expect to initiate dosing in patients in mid-2018. We are also on track to submit regulatory filings for our next two product candidates, AB154 and AB680 in the third quarter, and to end the year with four product candidates in clinical development.”

Pipeline Updates and Upcoming Milestones

AB928 (dual A2R receptor antagonist)

•	Initiated the submission of regulatory filings for three Phase 1/1b trials to evaluate AB928 in combination with AB122 or chemotherapy. Each trial will evaluate AB928 in combination with AB122 and/or chemotherapy in selected tumor types and will be conducted in both Australia and the U.S. The trial protocols were designed to allow for the addition of other AB928 combinations over time, including triple combinations. There will be a dose-escalation portion which will be followed by dose-expansion cohorts once the recommended dose of AB928 for each combination has been selected. In both the dose-escalation portion and expansion cohorts, the Company will conduct significant biomarker analysis designed to inform patient selection in future trials. Data from the dose-escalation portion of these trials will be presented in the first half of 2019. The three trials will evaluate AB928 combinations in the following tumor types:

•	Gastrointestinal malignancies (initially colorectal and gastroesophageal cancers)

•	Breast and gynecological (initially ovarian) malignancies

•	Non-small cell lung cancer and renal cell carcinoma

•	Completed dosing in the ongoing Phase 1 double-blinded, placebo-controlled trial in healthy volunteers in April. Final results from this trial, including pharmacodynamic data for the 200 mg QD dosing cohort, are expected to be released in mid-2018.

•	Presented initial data from the Phase 1 trial in a poster presentation at the AACR Annual Meeting in April. Data showed AB928 is safe and well tolerated at all doses evaluated (up to 200 mg QD) and achieves near complete inhibition of adenosine 2a receptor (A2aR) activation.

•	Presented preclinical data in a poster presentation at the AACR Annual Meeting in April. Data demonstrated that AB928 in combination with doxorubicin or oxaliplatin results in greater immune activation and tumor control than that of chemotherapy alone in two different tumor models.

AB122 (anti-PD-1 antibody)

•	Initiated dosing of a third cohort in the ongoing Phase 1 dose-escalation trial in cancer patients in Australia. The Company plans to present safety, pharmacokinetic, receptor occupancy and clinical activity data from this trial in the second half of 2018.

•	Presented preclinical data in a poster presentation at the AACR Annual Meeting in April. Data demonstrated that AB122 is similar to nivolumab in terms of binding affinity, selectivity and anti-tumor activity in an animal model.

AB154 (anti-TIGIT antibody)

•	Continued to advance CMC activities and GLP toxicology studies. These studies are being conducted in preparation for the first regulatory submission for AB154 expected in mid-2018.

AB680 (small molecule CD73 inhibitor)

•	Presented preclinical discovery and characterization data in a poster presentation at the AACR Annual Meeting in April. Data demonstrated that AB680 significantly enhanced the activity of anti-PD-1 and anti-TIGIT antibodies (AB122 and AB154, respectively) in immune function assays demonstrating the potential of triple combination therapy. This drug has a predicted half-life in humans of several days, which should allow for a dosing regimen of every two or three weeks.

•	Preparing to submit the first regulatory filing to initiate a Phase 1 trial to evaluate AB680 in healthy volunteers. This trial, which is expected to start in the third quarter of 2018, is designed to evaluate the safety, pharmacokinetic and pharmacodynamic profile of AB680 in healthy volunteers. Clinical testing of AB680 in cancer patients is expected to begin in the first half of 2019.

Corporate Updates

•	The Company completed an initial public offering in March, raising approximately $124.7 million in net proceeds after deducting underwriter discounts and other offering-related costs through the sale of 9,200,000 shares of common stock at a public offering price of $15.00 per share. Proceeds from this offering are currently expected to fund the company into at least 2020.

First Quarter Financial Results:

•	At March 31, 2018, cash, cash equivalents and investments were $290.8 million, compared to $175.7 million at December 31, 2017. The increase was primarily due to the receipt of $124.7 million in net proceeds from the Company’s initial public offering, which was completed in March.

•	Collaboration and license revenue for the first quarter ended March 31, 2018 was $1.3 million, compared to no revenue for the same period in 2017. The increase in revenue was entirely due to revenue recognized from the Option and License Agreement the Company entered into with Taiho Pharmaceutical Co., Ltd. in September 2017.

•	Research and development expenses for the first quarter ended March 31, 2018 were $11.7 million, compared to $5.8 million for the same period in 2017. The increase of $5.9 million was primarily due to an increase in manufacturing and clinical costs to support our ongoing AB928 and AB122 clinical trials and an increase in R&D headcount to support the Company’s other programs.

•	General and administrative expenses for the first quarter ended March 31, 2018 were $2.9 million, compared to $1.5 million for the same period in 2017. The increase of $1.4 million was primarily due to higher legal and accounting fees and additional staff in key areas required to support a public company infrastructure, as well as increased facilities and office expenses related to our expanded facility in Hayward.

•	Net loss for the first quarter ended March 31, 2018 was $13.0 million, compared to $7.2 million for the same period in 2017. The increase in net loss was primarily attributable to the increase in operating expenses noted above.

About Arcus Biosciences

Arcus Biosciences is a clinical-stage biopharmaceutical company focused on creating innovative cancer immunotherapies. Arcus has several programs targeting important immuno-oncology pathways, including a dual adenosine receptor antagonist and an anti-PD-1 antibody, both of which are in Phase 1 trials, as well as a small molecule inhibitor of CD73 and an anti-TIGIT antibody, which are in IND-enabling studies. Arcus has extensive in-house expertise in medicinal chemistry, immunology, biochemistry, pharmacology, and structural biology. For more information about Arcus Biosciences, please visit www.arcusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, but not limited to, Arcus’s clinical development plans, are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied. Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty associated with pharmaceutical product development and clinical trials; the applicability of the results described herein to Arcus’s clinical development plans and subsequent clinical trials; risks associated with preliminary data; and delays in our clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials. Risks and uncertainties facing Arcus are described more fully in Arcus’s quarterly report on Form 10-Q for the quarter ended March 31, 2018 filed on May 9, 2018 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Source: Arcus Biosciences

CONTACTS

Jennifer Jarrett

(510) 694-6261

jjarrett@arcusbio.com

Nicole Arndt

510-284-4728

narndt@arcusbio.com

ARCUS BIOSCIENCES, INC.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	March 31
	2018	2017
Collaboration and license revenue	$1,250	$—
Operation expenses:
Research and development	11,652	5,804
General and administrative	2,929	1,496

Total operating expenses	14,581	7,300

Loss from operations	(13,331)	(7,300)
Interest and other income, net	377	100

Net loss	(12,954)	(7,200)

Other comprehensive loss	(55)	(8)
Comprehensive loss	$(13,009)	$(7,208)

Net loss per share, basic and diluted	$(1.37)	$(4.96)

Weighted-average number of shares used to compute basic and diluted net loss per share	9,488,352	1,452,215

ARCUS BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	March 31,	December 31,
	2018	2017(1)
ASSETS
Current assets:
Cash and cash equivalents	$198,116	$98,426
Short-term investments	82,064	77,277
Prepaid expenses and other current assets	1,834	1,141
Amounts owed by a related party	54	25

Total current assets	282,068	176,869
Long-term investments	10,595	—
Property, plant and equipment-net	11,813	11,230
Equity investment in related party	515	682
Restricted cash	203	203
Other long-term assets	205	1,502

Total assets	$305,399	$190,486

LIABILITIES
Current liabilities
Accounts payable	$3,920	$3,820
Accrued liabilities	3,610	3,137
Deferred revenue, current	5,000	5,000
Other current liabilities	1,732	769

Total current liabilities	14,262	12,726

Deferred revenue, noncurrent	17,337	18,587
Deferred rent	4,655	4,740
Other long-term liabilities	2,554	565

Total liabilities	38,808	36,618

Convertible preferred stock	—	226,196
Stockholders’ equity (deficit):
Common stock	4	—
Additional paid-in capital	352,872	948
Accumulated deficit	(86,188)	(73,234)
Accumulated other comprehensive loss	(97)	(42)

Total stockholders’ equity (deficit)	266,591	(72,328)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$305,399	$190,486

(1)	Derived from the audited financial statements for the year ended December 31, 2017, included in the Company’s Prospectus filed with the Stock Exchange Commission, dated March 14, 2018.